UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

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Filed by a Party other than the Registrant   ☐

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☐    Definitive Proxy Statement

☑    Definitive Additional Materials

☐    Soliciting Material Pursuant to Section 240.14a-12

MERCANTILE BANK CORPORATION

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SEC 1913 (02-02)

May 12, 2022

Re:         ISS Proxy Analysis & Benchmark Policy Voting Recommendations

Dear Shareholder:

Mercantile Bank Corporation (“Mercantile”, “we” or “our”) is in receipt of International Shareholder Services, Inc.’s (“ISS”) Proxy Analysis & Benchmark Policy Voting Recommendation (the “ISS Proxy Analysis”). According to the ISS Proxy Analysis, ISS classifies Michael Price (“Mr. Price”) as a non-independent director and objects to his service on Mercantile’s Board Committees. ISS therefore recommends withholding votes for Mr. Price’s reelection as a director of Mercantile’s Board of Directors (the “Board”). We note that ISS’s recommendation appears to be based on ISS’s blanket policy of considering former CEOs as always affiliated with the company they previously headed. Our Governance and Nominating Committee disagrees with ISS’s recommendation regarding Mr. Price’s nomination for the reasons set forth below.

NASDAQ and SEC Independence Standards

Mr. Price satisfies the independence requirements set forth by NASDAQ and the Securities and Exchange Commission (“SEC”). NASDAQ and the SEC consider a director who formerly served as a company executive as independent three years after having ceased serving in such capacity as long as there are no other subjective factors that in the judgment of the Board would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Mr. Price retired as President and CEO of Mercantile on January 1, 2017 – over five years ago – and as Executive Chairman on May 25, 2018 – approximately four years ago. The Governance and Nominating Committee carefully reviewed Mr. Price’s connections to Mercantile’s management and found no relationships that would interfere with Mr. Price’s independent judgment. Our Governance and Nominating Committee has followed, and recommends that shareholders give primary consideration to, the NASDAQ and SEC standards.

Michael Price’s Qualifications and Value to Mercantile’s Board of Directors

We consider Mr. Price to be a valuable member of our Board. Mr. Price possesses a depth of knowledge and experience regarding banking that we believe to be top-tier in the industry. Mr. Price’s executive banking experience enables him to participate dynamically in board meetings. He is invariably well-prepared to discuss the agenda items and is able to offer banking executive insights that at times support and at times challenge those of Mercantile management.

As one of our founders, who owns a significant number of shares in Mercantile, Mr. Price takes his role of representing our shareholders seriously. Mr. Price is an independent thinker and leader. He is not deferential to our managers, and makes decisions with the goal of promoting our organization’s core principles. When the Board proposes to take actions that Mr. Price believes fail to promote our shareholder’s interests, he is not afraid to challenge management and voice his concerns.

While we understand that ISS’s recommendation is based on its own standards regarding the independence of former CEOs, we believe that Mr. Price’s satisfaction of NASDAQ and SEC independence requirements, combined with his banking expertise and independent thought leadership, make Mr. Price a valuable, independent member of our Board. As such, we reiterate our recommendation that shareholders vote “FOR” Mr. Price’s reelection to our Board. Please feel free to contact me if you have any questions relating to this matter.

Sincerely,

Jeff A. Gardner Chair of the Governance and Nominating Committee Mercantile Bank Corporation 310 Leonard St. NW Grand Rapids, MI 49504

SUPPLEMENT TO PROXY STATEMENT FOR THE ANNUAL METING TO BE HELD ON MAY 26, 2022

This Supplement dated May 12, 2022 amends and supplements the Proxy Statement of Mercantile Bank Corporation (the “Company”) dated April 7, 2022 (the “Proxy Statement”) with the following information.

Engagement of Proxy Solicitor

Subsequent to filing the Proxy Statement for our 2022 Annual Meeting of Shareholders to be held on May 26, 2022, the Company engaged InvestorCom, an independent proxy solicitation firm, to assist in soliciting proxies on our behalf. The Company has agreed to pay InvestorCom a fee of $12,500, plus costs and expenses, for these services. In the event that InvestorCom is engaged for outbound telephonic solicitation of proxies, there will be an additional cost of $5 per shareholder contacted. The Company also has agreed to indemnify InvestorCom for any liabilities that it may incur based upon information, representations, or data furnished by the Company. Other costs of soliciting votes in connection with the Proxy Statement have been, or will be, paid by the Company. In accordance with the regulations of the SEC and NASDAQ, the Company will reimburse banks, brokerage firms, investment advisors and other custodians, nominees, fiduciaries and service bureaus for their reasonable out-of-pocket expenses for forwarding soliciting material to beneficial owners of the Company’s common stock and obtaining their proxies or voting instructions. Certain of our directors, officers or employees may also solicit proxies in person, by telephone, or by electronic communications, but they will not receive any additional compensation for doing so.